Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Kate Spade & Company on Form S-8 (No. 2-95258) of our report dated June 17, 2015 on our audits of the financial statements and supplemental schedule of the Kate Spade & Company 401(k) Savings & Profit Sharing Plan as of December 31, 2014 and 2013, and for the year ended December 31, 2014, which report is included in this Annual Report on Form 11-K to be filed on or about June 17, 2015.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 17, 2015